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                                                                    EXHIBIT 99.1

NEWS BULLETIN FROM

[CONVANSYS LOGO]

32605 W. Twelve Mile Rd.
Suite 250
Farmington Hills, MI  48334

NASDAQ:  CVNSE


FOR FURTHER INFORMATION
INVESTORS:                              MEDIA:
David Roady                             Laura Livingstone
Tel: (248) 848-2221                     Tel: 401-457-8514
droady@covansys.com                     llivings@covansys.com



                     COVANSYS SHARES WILL CONTINUE TO TRADE
                AS A RESULT OF NASDAQ STAY PENDING APPEAL HEARING


FARMINGTON HILLS, MI, June 1, 2004 -- Covansys Corporation (NASDAQ: CVNSE), a leading global provider of strategic outsourcing and integration services, today announced that it has requested an oral hearing to appeal a Nasdaq Staff delisting determination resulting from the Company's delay in filing its form 10-Q for the period ended March 31, 2004 with Nasdaq as required by Marketplace Rule 4310(c)(14). In accordance with Marketplace Rule 4820(a), Covansys' request automatically stays the delisting action and thereby permits continued trading of its securities on the Nasdaq Stock Market, pending a decision by the Nasdaq Listing Qualifications Panel.

ABOUT COVANSYS
Covansys Corporation is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs.

Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include the expected time in which the Company will complete its review of the proper accounting treatment for physical losses and obsolescence of certain property and equipment and the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2004, general economic conditions and conditions in the IT industry such as the demand for IT services, public sector government budgetary constraints, potential cost

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overruns on fixed-price projects, effective application of the percentage of completion method of accounting for fixed priced contracts, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the U.S. Securities and Exchange Commission.

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